Lydall, Inc.	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06045-0151	www.lydall.com

Exhibit 99.1

NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2013

MANCHESTER, CT – March 5, 2014 – LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 (“Q4 2013”) compared to Fourth Quarter 2012 (“Q4 2012”)

•	Net sales were $99.9 million, an increase of 10.4% compared to $90.5 million in Q4 2012
-	Favorable foreign currency translation of $1.6 million, or 1.7%
•	Gross margin of 20.4%, an improvement of 130 basis points from Q4 2012
•	Operating income of $5.3 million, or 5.3% of net sales, compared to $2.0 million, or 2.2% of net sales
-	Q4 2013 results included $1.1 million ($0.04 per share) of transaction expenses associated with the Company’s completed acquisition of the industrial filtration businesses of Andrew Industries Limited on February 20, 2014
-	Q4 2012 results included an asset impairment charge of $1.8 million ($0.07 per share)
•	Net income of $4.1 million, or $0.25 per share, compared to $2.4 million, or $0.14 per share
-	Q4 2013 and Q4 2012 included tax benefits of $0.9 million ($0.05 per share) and $1.3 million ($0.08 per share), respectively, from the reversal of tax valuation allowances

2013 Year Highlights

•	Net sales were $398.0 million, an increase of 5.0% compared to $378.9 million in 2012
-	Favorable foreign currency translation impact of $3.8 million, or 1.0%
•	Gross margin of 21.4%, an improvement of 90 basis points from 2012
•	Operating income of $28.7 million, or 7.2% of net sales, compared to $21.4 million, or 5.6% of net sales, in 2012
-	2012 results included an asset impairment charge of $1.8 million ($0.07 per share) and income of $0.8 million ($0.03 per share) from a license agreement
•	Net income of $19.2 million, or $1.14 per share, compared to net income in 2012 of $16.8 million, or $0.99 per share
-	2013 and 2012 included tax benefits of $1.6 million ($0.10 per share) and $3.9 million ($0.23 per share), respectively, primarily from the reversal of valuation allowances

Liquidity

•	Cash provided by operations of $19.4 million in Q4 2013 ($30.3 million in full year 2013) compared to cash provided by operations of $15.2 million in Q4 2012 ($34.4 million in full year 2012)
•	Cash of $75.4 million at December 31, 2013 compared to $63.6 million at December 31, 2012
•	During 2013, $6.1 million was used to purchase approximately 423,000 shares of Lydall’s common stock under its repurchase program, compared to $3.8 million used to purchase approximately 310,000 shares in 2012.

Net sales for the fourth quarter of 2013 were $99.9 million, an increase of $9.4 million, or 10.4%, compared to the fourth quarter of 2012. The Thermal/Acoustical Metals (“T/A Metals”) segment demonstrated the largest improvement in net sales with an increase of $3.9 million, including increases in parts and tooling net sales of $2.5 million and $1.4 million, respectively. Improved automotive demand in Europe during the fourth quarter of 2013 compared to the same period of 2012 primarily contributed to the increase in T/A Metals parts net sales. Net sales from the Thermal/Acoustical Fibers (“T/A Fibers”) and Performance Materials (“PM”) segments increased by $3.5 million and $2.1 million, respectively, in the fourth quarter of 2013 compared to the fourth quarter of 2012. The T/A Fibers segment continued to benefit from increased production of vehicles on Lydall’s platforms in North America resulting in greater parts net sales of $1.3 million, as well as increased tooling revenues of $2.2 million to support the launch of future vehicle platforms. The increase in net sales from the PM segment was driven by improved net sales of thermal insulation products due to increases in commercial building construction.

Gross margin improved to 20.4% in the fourth quarter of 2013 compared to 19.1% in the fourth quarter of 2012. This increase was primarily due to an improvement in PM segment gross margin as a result of higher sales volume, favorable product mix, and improved absorption of fixed costs. In the T/A Fibers segment, higher sales volume, reductions in raw material costs and favorable absorption of fixed costs, also contributed to improvement in gross margin.

Consolidated operating margin in the fourth quarter of 2013 was 5.3% compared to 2.2% in the fourth quarter of 2012. This increase was primarily due to an improvement in the PM segment gross margin and lower selling, product development and administrative expenses of $0.7 million, including the absence of $0.3 million of expense from an asset impairment charge in the fourth quarter of 2012. To a lesser extent, higher gross margin from the T/A Fibers segment resulted in improved operating margin. In the T/A Metals segment, operating margin was lower by 90 basis points in the fourth quarter of 2013 compared to the fourth quarter of 2012 primarily due to start-up costs of $0.3 million associated with the new China operation.

Dale Barnhart, President and Chief Executive Officer, stated, “I am pleased with our operating results for the final quarter of 2013 and the earnings per share that Lydall generated for shareholders in 2013. We experienced revenue growth of 5.0% in 2013 and improved our operating margin by 160 basis points. Both of these items were principally driven by our T/A Fibers segment which benefited from strong consumer demand on vehicle platforms that Lydall serves in North America. Overall, we ended 2013 with all segments reporting higher revenue in the fourth quarter of 2013 compared to the same period in 2012. This level of demand has continued and is a positive sign for our markets looking forward into 2014.”

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Acquisition

On February 20, 2014, the Company completed the acquisition of the industrial filtration businesses from Andrew Industries Limited for $83 million. The acquisition was financed with a combination of cash on hand and $60 million of borrowing from the Company’s $100 million amended credit facility, which also closed in February. Dale Barnhart added, “The transaction strengthens Lydall’s position as an industry leading, global provider of filtration and engineered materials products, adds complementary and new technologies, and diversifies the Company’s end markets and geographic revenue base.” The acquisition is expected to be accretive to Lydall’s 2014 full-year earnings and free cash flow, inclusive of transaction expenses, the effect of inventory step-up and incremental amortization of intangible assets. Lydall’s financial results for the fourth quarter 2013 included $1.1 million of transaction expenses and it is estimated that approximately $3 million of expenses will be incurred in the first quarter 2014.

Conference Call

Lydall will host a conference call today at 8:30 a.m. Eastern Time to discuss results for its fourth quarter and year ended December 31, 2013 as well as general matters related to its businesses and markets. The call may be accessed at (888) 317-6016, from within the U.S., or (412) 317-6016, internationally. In addition, pre-registration and the audio of the call will be webcast live and will be available for replay on the Company's web site at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 10:00 a.m. Eastern Time on March 5, 2014 through 9:00 a.m. Eastern Time, March 31, 2014 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10042065. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

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Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact, including statements about the expected impact of the acquisition on Lydall’s future financial performance and estimated future transaction expenses, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects”, “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by Lydall in the integration of the acquired businesses, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, and increases in fuel prices, which could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2013.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company. Information may also be obtained from the Company Contact: David D. Glenn, Director of Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

-MORE-

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Lydall, Inc. News Release	March 5, 2014

Summary of Operations
In thousands except per share data
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$99,894	$90,468	$397,969	$378,924
Cost of sales	79,565	73,164	312,744	301,117
Gross profit	20,329	17,304	85,225	77,807

Selling, product development and administrative expenses	15,040	15,271	56,512	57,239
Gain on sale of product line	-	-	-	(810)
Operating income	5,289	2,033	28,713	21,378

Interest expense	73	92	304	365
Other expense, net	23	34	67	31
Income before income taxes	5,193	1,907	28,342	20,982

Income tax expense (benefit)	1,060	(520)	9,187	4,176
Net income	$4,133	$2,427	$19,155	$16,806

Earnings per share:
Basic	$0.25	$0.15	$1.16	$1.01
Diluted	$0.25	$0.14	$1.14	$0.99

Weighted average number of common shares outstanding	16,483	16,641	16,570	16,717
Weighted average number of common shares and equivalents outstanding	16,793	16,938	16,866	16,973

Summary of Segment Information and Other Products
and Services
In thousands

(Unaudited)	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net Sales

Performance Materials Segment	$27,690	$25,614	$112,001	$118,035
Thermal/Acoustical Metals Segment	41,435	37,527	158,406	153,921
Thermal/Acoustical Fibers Segment	27,259	23,724	114,320	94,436
Other Products and Services:
Life Sciences Vital Fluids	4,491	4,547	17,175	16,853
Eliminations and Others	(981)	(944)	(3,933)	(4,321)
Consolidated Net Sales	$99,894	$90,468	$397,969	$378,924

Operating Income

Performance Materials Segment	$2,495	$(27)	$9,462	$10,400
Thermal/Acoustical Metals Segment	2,897	2,979	14,088	14,708
Thermal/Acoustical Fibers Segment	4,694	3,795	21,486	12,851
Other Products and Services:
Life Sciences Vital Fluids	185	316	778	1,190
Corporate Office Expenses	(4,982)	(5,030)	(17,101)	(17,771)
Consolidated Operating Income	$5,289	$2,033	$28,713	$21,378

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Lydall, Inc. News Release	March 5, 2014

Financial Position
In thousands except ratio data	December 31, 2013	December 31, 2012
(Unaudited)
Cash and cash equivalents	$75,407	$63,623
Working capital	$123,577	$105,451
Total debt	$1,714	$2,411
Stockholders' equity	$200,087	$174,496
Total capitalization	$201,801	$176,907
Current ratio	3.5	3.3
Total debt to total capitalization	0.8%	1.4%

Cash Flows
In thousands	Quarter Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
	2013	2012	2013	2012

Net cash provided by operating activities	$19,372	$15,194	$30,280	$34,405
Net cash (used for) provided by investing activities	$(4,326)	$(3,459)	$(13,986)	$1,611
Net cash used for financing activities	$(71)	$(320)	$(5,617)	$(3,871)
Depreciation and amortization	$3,007	$3,309	$12,593	$13,572
Capital expenditures	$(4,324)	$(3,459)	$(13,826)	$(11,404)

Common Stock Data
Quarter Ended December 31,	2013	2012

High	$19.27	$14.65
Low	$15.50	$11.68
Close	$17.62	$14.34

During the fourth quarter of 2013, 2,858,000 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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